Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS EXTENDS

CUSTOMER CARE AND BILLING CONTRACT

WITH DISH NETWORK THROUGH 2012

ENGLEWOOD, Colo. (November 30, 2009) — CSG Systems International, Inc. (NASDAQ: CSGS), a leading provider of customer interaction management and billing solutions, today announced that it has entered into a new multi-year agreement for DISH’s nearly 14 million customers that includes a 3-year commitment for customer care and billing services through December 31, 2012, and a 5-year commitment for print and mail services through December 31, 2014. The agreement also includes an option to extend these services through December 31, 2015, and migrate to CSG’s next generation ACP platform, which currently supports CSG’s other 32 million plus customer accounts processed today.

“We are pleased to have earned the right to continue to provide business critical services to DISH into the future,” said Peter Kalan, president and chief executive officer of CSG Systems. “We understand and support DISH’s needs to provide a superior customer experience. We will continue to invest in our people, our products and our relationship so that we can help DISH achieve its longer-term business objectives.”

Additional details regarding the terms of this agreement are included in CSG’s Form 8-K dated November 30, 2009. A copy of the agreement (with confidential information redacted) will be filed as an exhibit to CSG’s Form 10-K for the year ended December 31, 2009.

Conference Call

CSG will host a conference call on November 30, 2009 at 4 p.m. ET to discuss the DISH agreement in more detail. The call will be carried live and archived on the Internet at www.csgsystems.com. In addition, to reach the conference by phone, dial (877) 941-6010 and ask the operator for the CSG Systems conference call, Liz Bauer chairperson.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS) is a customer interaction management company that provides software- and services-based solutions that help clients engage and transact with their customers. With a 25-year heritage in providing customer management and billing solutions to North American cable and direct broadcast satellite companies, CSG has broadened its customer interaction management capabilities to proudly serve this client base as well as new, highly competitive industries including financial services, healthcare, utilities and more. Today, CSG’s solutions reach more than half of all US households each month and manage over $36 billion in transactions annually on its clients’ behalf. For more information, visit our website at www.csgsystems.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) CSG’s dependency on a variety of computing environments and communications networks, as well as risks inherent to transitioning data centers, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data; 3) the timing, duration, and degree of an economic turnaround are uncertain; thus there can be no assurances regarding the performance of our business, and the potential impact to our clients and key vendors, resulting from the current economic conditions; 4) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related products and services; 5) CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner; 6) CSG’s ability to implement new solutions, and migrate or convert clients to our solutions in a timely and effective manner; 7) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, macroeconomic conditions affecting the credit and equity markets generally, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 8) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 9) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; and 10) CSG’s continued ability to protect its intellectual property rights. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Liz Bauer, Investor Relations	Rob Kunzler, Media
CSG Systems	CSG Systems
Phone: 303-804-4065	Phone: 312-660-5644
E-mail: liz_bauer@csgsystems.com	E-mail: rob_kunzler@csgsystems.com

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